Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – August 6, 2009

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports Q2 Sales Increase

PHILADELPHIA, PA August 6, 2009 (GLOBENEWSWIRE) - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Terrain and Urban Outfitters brands, today announced sales for the three and six months ended July 31, 2009.

For the second quarter of fiscal 2010, total Company net sales increased by 1% over the same quarter last year to $459 million. Comparable retail segment net sales, which include our direct-to-consumer channels, decreased 3%. Comparable store net sales decreased 6% with declines at Anthropologie, Free People and Urban Outfitters of 4%, 16%, and 8%, respectively. Direct-to-consumer net sales rose 17% and wholesale segment net sales declined 7%.

“We were pleased that our total company comparable sales improved from the first quarter,” said Glen T. Senk, Chief Executive Officer. “While we anticipate challenging marketplace conditions to persist for the second half of the year, we believe we are well positioned to continue to improve our performance,” finished Mr. Senk.

Net sales for the three and six months were as follows:

	Three months ended July 31,		Six months ended July 31,
	2009	2008,	2009	2008
	(in thousands)		(in thousands)
Urban Outfitters stores	$177,122	$189,812	$329,954	$349,602
Anthropologie stores	173,146	165,615	311,489	311,211
Free People stores	9,216	7,759	16,529	13,618
Terrain	2,312	2,608	3,615	3,225

Net store sales	361,796	365,794	661,587	677,656

Direct-to-consumer	70,926	60,498	131,736	118,746

Retail segment net sales	432,722	426,292	793,323	796,402

Wholesale Segment net sales	25,906	28,003	50,101	52,185

Total net sales	$458,628	$454,295	$843,424	$848,587

During the six months ended July 31, 2009, the Company has opened a total of 15 new stores including: 6 new Urban Outfitters stores, 6 new Anthropologie stores and 3 new Free People stores. The Company expects to open 34 to 36 new stores during the full fiscal year. The Company will release earnings results for the three and six months ended July 31, 2009 on August 13, 2009.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 148 Urban Outfitters stores in the United States, Canada, and Europe, two web sites and a catalog; 127 Anthropologie stores, a web site, catalog and Leifsdottir, Anthropologie’s wholesale concept; Free People Wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 33 Free People stores, a web-site and catalog; and one Terrain garden center as of July 31, 2009.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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